SCHEDULE 14C
(Rule 14c-101)

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

LINKWELL CORPORATION
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

LINKWELL CORPORATION
1104 JIATONG ROAD, JIADING DISTRICT
SHANGHAI, CHINA 201807
(86) 21-5566-6258

To Our Stockholders:

This Notice and the accompanying Information Statement are being furnished to the stockholders of Linkwell Corporation, a Florida corporation (the “Company”), in connection with action taken by the holders of a majority of the issued and outstanding voting securities of the Company, approving, by written consent dated December 4, 2009, the amendment of the Company’s Articles of Incorporation (the “Amendment”), as amended, to effect a reverse split of the Company’s common stock, par value $0.0005 per share (the “Common Stock”) within a range of one share for every fifteen to twenty outstanding shares, so that every fifteen to twenty outstanding shares of Common Stock before the reverse stock split shall represent one share of Common Stock after the reverse stock split.  The actions to be taken pursuant to the written consent shall be taken at such future date as determined by the Board of Directors, as evidenced by the filing of the Amendment with the Florida Department of State, but in no event earlier than the 20th day after this Information Statement is so mailed or furnished.  The exchange ratio of the reverse split shall be between one share for every fifteen shares and one share for every twenty shares and the exact exchange ratio of the reverse split shall be determined by the Board of Directors prior to the filing of the Amendment.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Your vote or consent is not requested or required to approve these matters. The accompanying Information Statement is provided solely for your information.

Date: December 22, 2009	By order of our the Board of Directors, LINKWELL CORPORATION

	By:	/s/ Xuelian Bian
Xuelian Bian
Chief Executive Officer and Chairman of the Board of Directors

INFORMATION STATEMENT
OF
LINKWELL CORPORATION

LINKWELL CORPORATION
1104 JIATONG ROAD, JIADING DISTRICT
SHANGHAI, CHINA 201807
(86) 21-5566-6258

THIS INFORMATION STATEMENT IS BEING PROVIDED
TO YOU BY THE BOARD OF DIRECTORS OF
LINKWELL CORPORATION

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being mailed or furnished to the stockholders of Linkwell Corporation, a Florida corporation (the “Company”), in connection with the authorization of the corporate action described below by the Company’s Board of Directors by unanimous written consent on December 4, 2009, and the approval of such corporate action by the written consent, dated December 4, 2009, of those stockholders of the Company entitled to vote a majority of the aggregate shares of the Company’s common stock, par value $0.0005 per share (the “Common Stock”) outstanding on such date.  Stockholders holding in the aggregate 42,243,488 shares of Common Stock or 51.5% of the Common Stock outstanding on such date, approved the corporate action described below.  Accordingly, all necessary corporate approvals in connection with the matters referred to herein have been obtained and this Information Statement is furnished solely for the purpose of informing the stockholders of the Company, in the manner required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of this corporate action before it takes effect.

This Information Statement is first being mailed or furnished to the stockholders of the Company on or about December 31, 2009, and the transaction described herein shall become effective at such future date as determined by the Board of Directors, as evidenced by the filing of Articles of Amendment with the Florida Department of State, but in no event earlier than the 20th day after this Information Statement is so mailed or furnished to stockholders.

ACTION BY BOARD OF DIRECTORS
AND
CONSENTING STOCKHOLDERS

By unanimous written consent of the Board of Directors of the Company on December 4, 2009 (the “Board Consent”), the Board of Directors adopted resolutions approving a reverse split of the Company’s Common Stock on the basis of one share for every fifteen to twenty outstanding shares, so that every fifteen to twenty outstanding shares of Common Stock before the reverse stock split shall represent one share of Common Stock after the reverse stock split (the “Reverse Split”) and proposing that such resolution be submitted for a vote of the stockholders of the Corporation.  The action taken by the Board of Directors with respect to the Reverse Split and amending the Company’s Articles of Incorporation, as amended, to effect the Reverse Split (the “Amendment”) was subsequently adopted by the written consent of the Company’s stockholders entitled to vote a majority of the shares of Common Stock outstanding on December 4, 2009 (the “Stockholder Consent”). The exchange ratio of the reverse split shall be between one share for every fifteen shares and one share for every twenty shares and the exact exchange ration of the reverse split shall be determined by the Board of Directors prior to the filing of the Amendment.

The reasons for, and general effect of, the Reverse Split is described in “APPROVAL OF A RESOLUTION TO EFFECT A REVERSE SPLIT OF THE COMPANY’S COMMON STOCK AND AMENDMENT TO THE ARTICLES OF INCORPORATION TO EFFECT THE REVERSE SPLIT.”

The Board of Directors of the Company knows of no other matters other than that described in this Information Statement which have been recently approved or considered by the holders of Common Stock.

GENERAL

This Information Statement is first being mailed or furnished to stockholders on or about  December 31, 2009. The entire cost of furnishing this information statement will be borne by us. If our stockholders hold their securities through a nominee, we will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this information statement to the beneficial owners of our common stock held of record by them.

HOUSEHOLDING OF STOCKHOLDER MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of ‘‘householding’’ stockholder materials, such as proxy statements, information statements and annual reports. This means that only one copy of this information statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of this Information Statement to you if you write or call us at the following address or telephone number: Linkwell Corporation, 1104 Jiatong Road, Jiading District, Shanghai, China 201807, (86) 21-5566-6258. If you want to receive separate copies of stockholder materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

VOTE OBTAINED–FLORIDA LAW

In order to eliminate the costs and management time involved in holding a special meeting, our Board of Directors voted to utilize and obtain the written consent of the holders of a majority in interest of our Common Stock. As of December 4, 2009, there were 82,105,475 shares of Common Stock of the Company issued and outstanding. Each holder of Common Stock is entitled to one vote for each share held by such holder.

Stockholders holding in the aggregate 42,243,488 shares of Common Stock or 51.5% of the Common Stock outstanding on such date, approved the Reverse Split and the filing of the Amendment.

        The Florida Business Corporation Act provides in substance that unless the Company’s articles of incorporation provides otherwise, stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information regarding the beneficial ownership of all shares of our common stock on the Record Date (December 4, 2009) for (i) each person who owns beneficially more than five percent of the outstanding shares of Common Stock, (ii) each of our directors, (iii) each named executive officer, and (iv) all directors and executive officers in a group.

Name of Beneficial Owner (1)	Amount and Nature Of Beneficial Ownership	Percentage of Class (2)
Xuelian Bian (3)	20,420,919	24.9%
Wei Guan (4)	13,602,551	16.6%
All directors and current executive officers as a group	34,023,470	41.4%
Other 5% beneficial owners	34,023,470	41.4%
Linkwell International Capital Ltd. (5)

(1) Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power or as to which such person has the right to acquire such voting and/or or investment power within 60 days.  Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares.

(2) All percentages are based on 82,105,475 shares issued and outstanding as of December 4, 2009 without regard to any options that are presently exercisable but are included in a calculation of beneficial ownership only pursuant to Rule 13d-3(d)(1)(i) under the Exchange Act.

(3) Xuelian Bian, Chief Executive Officer and Chairman of the Board of Directors of the Company, has voting and investment power over 20,420,919 shares of the Company’s Common Stock held by Linkwell International Capital Ltd., a corporation organized under the laws of the Marshall Islands.

(4) Wei Guan, Secretary, Vice President and a Director of the Company, has voting and investment power over 13,602,551 shares of the Company’s Common Stock held by Linkwell International Capital Ltd., a corporation organized under the laws of the Marshall Islands.

(5) All of the capital stock of Linkwell International Capital Ltd. is owned by Xuelian Bian and Wei Guan.  Xuelian Bian is the Chief Executive Officer and Chairman of the Board of Directors of the Company.  Wei Guan is the Secretary, Vice President and a Director of the Company.  Xuelian Bian has voting and investment power over 20,420,919 shares of the Company’s Common Stock held by Linkwell International Capital Ltd. and Wei Guan has voting and investment power over 13,602,551 shares of the Company’s Common Stock held by Linkwell International Capital Ltd., a corporation organized under the laws of the Marshall Islands.

APPROVAL OF A RESOLUTION TO EFFECT A REVERSE SPLIT OF THE COMPANY’S COMMON
STOCK AND AMENDMENT TO ARTICLES OF INCORPORATION TO EFFECT THE
REVERSE SPLIT

Purpose of the Reverse Split

The Company’s Board of Directors has determined that it is in our best interest to effect a reverse split of our Common Stock in a range of one share for every fifteen to twenty shares outstanding so that every fifteen to twenty outstanding shares of Common Stock before the stock split shall represent one share of Common Stock after the stock split with all fractional shares rounded up to the nearest whole share (the “Reverse Split”). The Board of Directors believes that our Common Stock is undervalued and that the Reverse Split will allow the Company’s Common Stock to trade in a more realistic price range.  Additionally, the Company is seeking to list on a national securities exchange and in connection therewith, must meet certain listing requirements, including a closing bid price requirement. Consequently, the Board of Directors has recommended that we effect the Reverse Split.  The exchange ratio of the reverse split shall be between one share for every fifteen shares and one share for every twenty shares and the exact exchange ratio of the reverse split shall be determined by the Board of Directors prior to the filing of the Amendment.

Principal Effects of the Reverse Split

On the effective date of the Reverse Split, each fifteen to twenty shares of our Common Stock issued and outstanding immediately prior to the Reverse Split effective date (the “Old Shares”) will automatically and without any action on the part of the stockholders be converted into one share of our Common Stock (the “New Shares”).  In the following discussion, we provide examples of the effects of a reverse split in the range of one New Share for every fifteen to twenty Old Shares.

Corporate Matters.  The Reverse Split would have the following effects based upon the number of shares of Common Stock outstanding as of December 4, 2009:

•	every fifteen to twenty of our Old Shares owned by a stockholder would be exchanged for one New Share; and

•
the number of shares of our Common Stock issued and outstanding will be reduced from 82,105,475 shares to between 5,473,699 and 4,155,274 shares, depending on the exchange ratio determined by the Board of Directors.

The Reverse Split will be effected simultaneously for all of our outstanding Common Stock and the exchange ratio, once determined by our Board of Directors, will be the same for all of our outstanding Common Stock. The Reverse Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company, except to the extent that the Reverse Split results in any of our stockholders owning a fractional share. As described below, stockholders and holders of options and warrants holding fractional shares will have their shares rounded up to the nearest whole number. Common Stock issued pursuant to the Reverse Split will remain fully paid and non-assessable. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

Fractional Shares. No scrip or fractional share certificates will be issued in connection with the Reverse Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of Old Shares not evenly divisible by the one for fifteen to twenty reverse stock split ratio, will be entitled, upon surrender of  certificate(s) representing these shares, to a number of shares of New Shares rounded up to the nearest whole number. The ownership of a fractional interest will not give the stockholder any voting, dividend or other rights except to have his or her fractional interest rounded up to the nearest whole number when the New Shares are issued.

Options and Warrants. Holders of options and warrants to purchase shares of Common Stock, who upon exercise of their options or warrants would otherwise be entitled to receive fractional shares, because they hold options which upon exercise would result in a number of shares of Common Stock not evenly divisible by the Reverse Split ratio, will receive a number of shares of Common Stock rounded up to the nearest whole number.

Authorized Shares. The Company is presently authorized under its Articles of Incorporation, as amended, to issue 150,000,000 shares of Common Stock.  Upon effectiveness of the Reverse Split, the number of authorized shares of Common Stock would remain the same, although the number of shares of Common Stock issued and outstanding will decrease.  The issuance in the future of additional shares of our Common Stock may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights of the currently outstanding shares of our Common Stock.  The effective increase in the number of authorized but unissued and unreserved shares of the Company’s Common Stock may be construed as having an anti-takeover effect as further discussed below.  Authorized but unissued shares will be available for issuance, and we may issue such shares in future financings or otherwise. If we issue additional shares, the ownership interest of holders of our Common Stock would be diluted. Also, the issued shares may have rights, preferences or privileges senior to those of our Common Stock.

Accounting Matters. The Reverse Split will not affect the par value of our Common Stock. As a result, on the effective date of the Reverse Split, the stated capital on our balance sheet attributable to our Common Stock will be reduced in proportion to the Reverse Split ratio (for example, in a one-for-twenty reverse stock split, the stated capital attributable to our Common Stock will be reduced to one twentieth of its existing amount) and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our Common Stock will also be increased because there will be fewer shares of our Common Stock outstanding.

Potential Anti-Takeover Effect. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board or contemplating a tender offer or other transaction for the combination of the Company with another company), the Reverse Split was not proposed in response to any effort of which we are aware to accumulate our shares of Common Stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar actions having an anti-takeover effect to our Board of Directors and stockholders. Other than the Reverse Split and Amendment, our Board of Directors does not currently contemplate recommending the adoption of any other corporate action that could be construed to affect the ability of third parties to take over or change control of the Company.

Effect on Warrants and Other Derivative Securities

The Company currently has outstanding warrants which may be exercised into shares of Common Stock.  The effect of the Reverse Split on these securities is discussed below.

Warrants.  As of the date of this information statement, we had an aggregate of 33,469,795 warrants to purchase Common Stock issued and outstanding.  If, for example, the Company implements a one-for-twenty Reverse Split, the exercise price of the warrants will be adjusted such that the total number of shares of Common Stock issuable upon exercise of all of the warrants will be decreased to approximately 1,673,490 shares of Common Stock.

Other Derivative Securities.  The Company currently has no outstanding options entitling their holders to purchase shares of our Common Stock.  Should any options, or other convertible securities, become outstanding before the occurrence of the Reverse Split, proportionate adjustments would be made based on the terms of the particular security.  As an example, proportionate adjustments would be made to the exercise price per share and the number of shares issuable upon the exercise of all outstanding options, entitling the holders to purchase shares of our Common Stock, which would result in approximately the same aggregate price being required to be paid for such options upon exercise immediately preceding the Reverse Split.

Procedure for Effecting a Reverse Stock Split and Exchange of Stock Certificates

The Reverse Split will be accomplished by amending the Company’s Articles of Incorporation, as amended, to include the paragraph immediately below substantially in the following form:

“Effective upon filing of these Articles of Amendment of the Articles of Incorporation, as amended, each [fifteen (15) to twenty (20)] issued and outstanding shares of Common Stock shall be reverse split into one (1) issued and outstanding share of Common Stock; any fractional shares of Common Stock post-reverse-split shall be rounded up to the nearest whole share. The number of authorized shares of Common Stock of the Corporation and the par value of the Common Stock shall remain as set forth in these Articles of Incorporation, as amended.”

A copy of the form of Articles of Amendment of the Articles of Incorporation, as amended, of the Company is attached hereto as Appendix A.

The Reverse Split will become effective at such future date as determined by the Board of Directors, as evidenced by the filing of the Amendment with the Florida Department of State (which we refer to as the “Effective Time”), but in no event earlier than the 20th calendar day following the mailing of this Information Statement. Beginning at the Effective Time, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares. All shares, underlying options and warrants and other securities will also be automatically adjusted on the effective date of the Reverse Split, if any such securities are outstanding at the Effective Time.

If you hold your shares of common stock in a brokerage account or in “street name,” you will not be required to take any further action. If you hold stock certificates, you will not have to exchange your existing stock certificates for new stock certificates reflecting the Reverse Split. However, any stockholder desiring a new form of stock certificate may submit the existing stock certificate to our transfer agent for cancellation, and obtain a new form of certificate. The transfer agent may impose a reasonable fee for a voluntary exchange of certificates. Stockholders should not destroy any stock certificate.

Contact information for our transfer agent is as follows:

Signature Stock Transfer
2632 Coachlight Court
Plano, Texas  75093
Telephone: (927) 612-4120
Facsimile: (927) 612-4122

Fractional Shares

We will not issue fractional certificates for post-reverse split shares in connection with the Reverse Split. Instead, an additional share shall be issued to all holders of a fractional share.

Material U.S. Federal Income Tax Consequences of the Reverse Split

The following discussion is a general summary of the material U.S. federal income tax consequences of the Reverse Split to a current stockholder of the Company that is a “United States person,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”) (sometimes referred to herein as a “U.S. stockholder”), and who holds stock of the Company as a “capital asset,” as defined in Section 1221 of the Code. This discussion does not purport to be a complete analysis of all of the potential tax effects of the Reverse Split. Tax considerations applicable to a particular stockholder will depend on that stockholder’s individual circumstances. The discussion does not address the tax consequences that may be relevant to particular categories of stockholders subject to special treatment under certain U.S. federal income tax laws (such as dealers in securities or currencies, banks, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, regulated investment companies, real estate investment companies, real estate mortgage investment conduits and foreign individuals and entities). The discussion also does not address any tax consequences arising under U.S. federal non-income tax laws, such as gift or estate tax laws, or the laws of any state, local or foreign jurisdiction. In addition, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold stock of the Company through such entities.

The following discussion is based upon the Code, U.S. Treasury Department regulations promulgated thereunder, published rulings of the Internal Revenue Service (the “IRS”) and judicial decisions now in effect, all of which are subject to change or to varying interpretation at any time. Any such changes or varying interpretations may also be applied retroactively. The following discussion has no binding effect on the IRS or the courts.

No gain or loss should be recognized by a U.S. stockholder upon such stockholder’s deemed exchange of Old Shares for New Shares pursuant to the Reverse Split. The aggregate tax basis of the New Shares received in the Reverse Split should be the same as such stockholder’s aggregate tax basis in the Old Shares being exchanged, and the holding period of the New Shares should include the holding period of such stockholder in the Old Shares.

Because of the complexity of the tax laws and because the tax consequences to the Company or to any particular stockholder may be affected by matters not discussed herein, stockholders are urged to consult their own tax advisors as to the specific tax consequences to them in connection with the Reverse Split, including tax reporting requirements, the applicability and effect of foreign, U.S. federal, state and local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Vote Required

The affirmative vote of the holders of a majority of all issued and outstanding shares of our Common Stock entitled to vote on these corporate actions has been received in the form of a written consent in lieu of special meeting.

Dissenters’ Rights of Appraisal

 Holders of the Company’s Common Stock have no right under the Florida Business Corporation Act, the Company’s Articles of Incorporation consistent with above or the Company’s By-Laws to dissent from any of the provisions adopted as set forth herein.

Notice to Shareholders

The distribution of this Information Statement to the Company’s shareholders satisfies the notice requirements of Florida law.

Interest of Certain Persons in Matters to be Acted Upon

No director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the Reverse Split that is not shared by all other stockholders of ours.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT THE COMPANY

The Company is subject to the information requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and Form 10-Q with the Securities and Exchange Commission (“SEC”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street, N.E., Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at (800) SEC-0330.  The SEC also maintains a web site on the Internet (http://www.sec.gov) where reports, proxy and information statements and other information regarding issuers that file electronically with the SEC may be obtained free of charge.

Date: December 22, 2009	By order of our the Board of Directors, LINKWELL CORPORATION

	By:	/s/ Xuelian Bian
Xuelian Bian
Chief Executive Officer and Chairman of the Board of Directors

APPENDIX A

FORM OF
ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
LINKWELL CORPORATION

Pursuant to the provisions of Section 607.1006, Florida Statutes, Linkwell Corporation, a Florida Profit Corporation (the “Corporation”), adopts the following amendment to its Articles of Incorporation:

CORPORATE NAME: Linkwell Corporation

AMENDMENT(S) ADOPTED:

ARTICLE III which appears in the Corporation’s Articles of Incorporation, as amended, is hereby amended to include a new item 4 under the heading “Provisions to the Common Stock” to read as follows:

4.           “Effective upon filing of these Articles of Amendment of the Articles of Incorporation, as amended, each [fifteen (15) to twenty (20)] issued and outstanding shares of Common Stock shall be reverse split into one (1) issued and outstanding share of Common Stock; any fractional shares of Common Stock post-reverse-split shall be rounded up to the nearest whole share.  The number of authorized shares of Common Stock of the Corporation and the par value of the Common Stock shall remain as set forth in these Articles of Incorporation, as amended.  ”

The date of each amendment(s) adoption: ________, 2010.

Effective Date: Upon filing of these Articles of Amendment.

Adoption of Amendment(s): The amendment(s) were of the articles of incorporation herein certified have been duly adopted by the unanimous written consent of the Corporation’s Board of Directors and a majority of the Corporation’s stockholders.

IN WITNESS WHEREOF, the Corporation has caused this Articles of Amendment of the Corporation’s Articles of Incorporation, as amended, to be signed by Xuelian Bian, its Chief Executive Officer, this __th day of ________, 2010.

LINKWELL CORPORATION

By:
Xuelian Bian, Chief Executive Officer